EXHIBIT 99.1
RBC Life Sciences®

Press Release	For Further Information:
For Immediate Release	Richard S. Jablonski, VP - Finance and CFO
Tel: 972-893-4000
rick.jablonski@rbclifesciences.com

RBC Life Sciences Reports First Quarter Results

Irving, Texas, May 14, 2014 - RBC Life Sciences, Inc. (OTCQB: RBCL), a provider of proprietary nutritional supplements, and wound care and pain management products, today reported consolidated net sales of $5.7 million for the first quarter of 2014, which was flat compared to the first quarter of 2013. For the first quarter of 2014, the Company reported a net loss of $378,000, or $0.17 per share, compared to a net loss of $8,000, or $0.00 per share, for the same quarter last year. All per share amounts have been restated to reflect the 1-for-500 reverse stock split and the 50-for-1 forward stock split implemented on August 9, 2013.

“Net sales of Nutritional Products during the first quarter decreased by approximately 5%, due to decreased shipments to our international licensees. Sales of Nutritional Products through our Associate network increased by nearly 17% in the quarter, said RBC Life Sciences CEO, Clinton H. Howard. Mr. Howard continued "During the first quarter, we commenced operations in Malaysia which positively impacted our sales. In addition, we continue to realize the benefit of our entry into Australia in February 2013, and our entry into Hong Kong in July 2013. We continue to seek new markets for our products, and anticipate expanding distribution into additional Asian countries during the remainder of 2014 and in 2015.

Mr. Howard stated, "The decrease in our sales of Nutritional Supplements for the quarter was offset by a 17% increase in our sales of Medical Products by MPM Medical, our wholly-owned subsidiary. Sales to new customers, sales of new products and expanded private label sales all contributed to our positive results in this channel. In addition, sales to our largest customer improved, despite the ongoing impact as a result of this customer's Chapter 11 filing while it seeks to settle a reimbursement dispute with Medicare."

Mr. Howard continued, "While we are disappointed with our financial results, we are taking aggressive action to try to improve the Company's performance. We have been working to expand our footprint in Asia, where our products and our message are resonating with new customers. We are investing in a new Associate sales and marketing system, to better support our Associates, especially in our legacy North America and Taiwan markets. Company management is focusing on execution of these important initiatives in order to improve shareholder value. We appreciate the patience and trust that our shareholders have placed in us, and we are committed to improving our performance."

About RBC Life Sciences
Through wholly owned subsidiaries, RBC Life Sciences develops, manufactures and markets high-quality nutritional supplements under the RBC Life brand to a growing population of consumers seeking healthy lifestyle and an opportunity to increase their long-term family income. Through its wholly owned subsidiary, MPM Medical, the Company also develops and markets to health care professionals in the United States proprietary prescription and nonprescription products for advanced wound care and pain management. All products are tested for quality assurance in-house, and by outside independent laboratories, to comply with regulations in the U.S. and in more than 30 countries in which the products are distributed. For more information, visit the company's website at www.rbclifesciences.com.

The statements above, other than statements of historical fact, that express a belief, expectation or intention may be forward-looking statements within the meaning of the federal securities laws. Actual events will be dependent upon a number of factors and risks including, but not limited to, changes in plans by the Company's management, delays or problems in production, changes in the regulatory process, changes in market trends, and a number of other factors and risks described from time to time in the Company's filings with the Securities and Exchange Commission. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management's current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

RBC Life Sciences - First Quarter 2014

RBC Life Sciences, Inc.
Summary Results of Operations
(in thousands, except per share data)
(unaudited)

	Quarter Ended March 31,
	2014	2013
Net sales	$5,713	$5,691
Gross profit	3,182	2,973
Operating profit (loss)	(492)	23
Loss before income taxes	(518)	(6)
Provision (benefit) for income taxes	(140)	2
Net loss	(378)	(8)

Earnings (loss) per share - basic (a)	$(0.17)	$—
Earnings (loss) per share - diluted (a)	$(0.17)	$—

Weighted average shares outstanding - basic (a)	2,212	2,223
Weighted average shares outstanding - diluted (a)	2,212	2,223

(a) Amounts per share and weighted average shares outstanding have been adjusted to reflect a 1-for-500 reverse stock split and a 50-for-1 forward stock split which were implemented on August 9, 2013

RBC Life Sciences - First Quarter 2014

RBC Life Sciences, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$1,931	$3,746
Inventories	5,834	5,142
Other current assets	2,294	2,130
Total current assets	10,059	11,018
Other assets	6,844	6,516
Total assets	$16,903	$17,534

Liabilities and shareholders' equity
Accounts payable and accrued liabilities	$3,098	$2,765
Deferred revenue	3,219	3,678
Other current liabilities	217	212
Total current liabilities	6,534	6,655
Other liabilities	1,746	1,865
Shareholders' equity	8,623	9,014
Total liabilities and shareholders' equity	$16,903	$17,534